Exhibit 99.1


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             STYLECLICK, INC. ANNOUNCES SECOND QUARTER 2001 RESULTS

LOS ANGELES, CALIFORNIA -- July 23, 2001 -- Styleclick, Inc. (Nasdaq: IBUY), a provider of e-commerce services and technologies, today reported results for the second quarter ended June 30, 2001.

Sales for the second quarter 2001 were $2,438,000 compared to $4,019,000 in the first quarter 2001. Sales from Service Revenues were $1,598,000, an increase of 98% over the prior quarter, which had Service Revenues of $808,000.

Gross  profit  increased to  $1,402,000  compared to  ($2,506,000)  in the prior
quarter.   The  prior  quarter  number  includes  an  inventory   write-down  of
approximately $2,000,000.

Including restructuring charges of $10,552,000, operating expenses for the quarter increased to $19,272,000 from $12,514,000 in the first quarter. Restructuring charges, which are non-recurring, primarily consist of costs related to consolidating Styleclick's operations in Chicago and write-off's related to closing the Firstauction.com Website.

Net loss for the quarter was $17,846,000 or $0.56 per share compared to $14,809,000 or $0.48 per share in the prior quarter. EBITDA (earnings before interest, taxes, depreciation and amortization), excluding goodwill and restructuring charges, improved by 45% to ($ 5,842,000) from ($10,436,000) in the prior quarter.

Conference Call Open To The Public Executives from Styleclick will hold a conference call to discuss the Company's first quarter financial results today at 4:30 p.m. EDT. All members of the public and the investment community are invited to listen to the call. Those parties in the United States and Canada interested in listening to the telephone conference should call toll free 800-218-0530 or listen on the Web at www.streetfusion.com. Other international parties should call 303-205-0033. Replays of the conference call will begin approximately two hours after its completion and will run until 9:00 p.m. EDT on July 30, 2001. To hear the replay, the US/Canada participants should call 1-800-405-2236 or for International/Local participants, call 303-590-3000 and enter the passcode 370537#. An online replay of the conference call will be available at www.styleclick.com/fs_investor or www.streetfusion.com.

     Operation Highlights (Unaudited)

                                      In thousands, except for per share data
                                             Second Quarter     First Quarter
                                             Ended June 30,   Ended March 31,
                                                  2001               2001
     Net sales                                   $2,438             $4,019
     Cost of sales                                1,036              6,525
                                                -------            -------
     Gross profit                                 1,402             (2,506)
     Operating expenses excluding
      Restructuring charges                       8,720             12,514
     Restructuring charges                       10,552                 --
                                                -------            -------
     Total operating expenses                    19,272             12,514
                                                -------            -------
     Loss from operations                      $(17,870)          $(15,020)
                                                =======            =======
     Net loss                                  $(17,846)          $(14,809)
                                                =======            =======
     Weighted average common shares
      outstanding                            32,019,830         31,029,251
                                             ==========         ==========
     Loss per share - basic                      $(0.56)            $(0.48)
                                                =======            =======
     EBITDA                                     $(5,842)          $(10,436)
                                                =======            =======

About Styleclick, Inc.
Styleclick, Inc. (Nasdaq: IBUY - news) provides e-commerce services and technology enabling companies to sell online. Styleclick integrates its online storefront application and merchandising and inventory management technology with detailed reporting systems and back-end fulfillment and customer care to create feature-rich commerce-driven offerings to help clients expand sales to customers across the Web. Styleclick's technology platform has proven scalability and leverages a central CRM-driven database for comprehensive consumer profiling and direct marketing capabilities. A majority-owned subsidiary of USA Networks, Inc. (Nasdaq: USAI - news), Styleclick operates as part of USA's Interactive Group. Included among Styleclick's roster of clients is an alliance with Electronic Commerce Solutions (ECS), another USA Interactive company, to which Styleclick provides e-commerce-enabling technology for select ECS third-party clients.


       Contact Information: Barry Hall, 323-403-1000 bhall@styleclick.com



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